EXHIBIT 10.1

BIND THERAPEUTICS, INC.

October 24, 2013

Yurii Udaltsov, Cand. Sc.

Re:	Waiver of Director Compensation

Dear Yurii:

This letter agreement confirms the understanding of BIND Therapeutics, Inc. (the “Company”) that you desire to waive all compensation payable to you by the Company for your service as a member of the Company’s board of directors (the “Board”) or any committee of the Board during the period commencing on the closing date of the initial public offering of the Company’s capital stock and ending on the date you provide written notice of revocation to the Company as set forth below (the “Waiver Period”). Consequently, the Company will not pay to you, and you will not be entitled to receive, any compensation for your services as a member of the Board or any committee of the Board during the Waiver Period, whether in cash, equity or property and whether under the Company’s non-employee director compensation program or otherwise. You may revoke the foregoing waiver at any time by delivering written notice of revocation to the Company’s Chief Financial Officer, provided that any such revocation shall not be effective against, and you shall not be entitled upon such revocation to receive, compensation for services performed as a member of the Board or any committee of the Board prior to the date such revocation is delivered.

To acknowledge your agreement with and understanding of the foregoing, please countersign and return a copy of this letter agreement to me at the Company’s principal executive offices or by email at AndrewHirsch@bindtherapeutics.com.

Sincerely,

/s/ Andrew Hirsch
Andrew Hirsch
Chief Financial Officer

Acknowledged and agreed:

/s/ Yurii Udaltsov
Yurii Udaltsov, Cand. Sc.